#036 Tax Free Insured Fund

7/31/04 Annual

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

53A

Putnam Management has agreed to assume certain expenses incurred by the fund in connection with allegations of improper short term trading activity. During the funds fiscal period, legal, shareholder servicing and communication, audit, and Trustee fees incurred by the fund and assumed by Putnam Management were $7,417.



72DD1 (000s omitted)

Class A	 	$11,434
Class B 		3,717
Class C 		319

72DD2 (000s omitted)

Class M		$46
73A1

Class A		$0.527061
Class B 		 0.429185
Class C		 0.406489

73A2

Class M 		$0.482883


74U1 (000s omitted)

Class A		 19,274
Class B		 7,396
Class C		 675

74U2 (000s omitted)

Class M		79

74V1

Class A		$14.92
Class B		 14.94
Class C		 14.94

74V2

Class M		$14.96